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Exhibit 2.2

FIRST ORIGINAL

ADDENDUM A TO MASTER AGREEMENT
DATED 23RD JANUARY 2003

        It is mutually agreed between (a) GENERAL MARITIME CORPORATION of Majuro, Marshall Islands (the "Buyers") and (b) METROSTAR MANAGEMENT CORP. of Monrovia, Liberia (the "Sellers") as follows.

        The delivery documents to be handed over by the Sellers to the Buyers, in exchange of receipt by the Sellers of the purchase price as well as the cost of bunkers and lubricants, are as follows:

1.
Four (4) original Bills of Sale transferring title of the Vessel to the Buyers free from all encumbrances, maritime liens, or any other debts and claims, duly acknowledged and authenticated, in case that the vessel is to be registered by Buyers under Liberian flag, by the Special Agent of Liberia, i.e. LISCR, Piraeus office and, in case that the vessel is to be registered by Buyers under Marshall Islands flag, by the Agent of the Trust Company of the Marshall Islands, Inc. in Piraeus. Bill of Sale based on Body Corporate Form with details of Vessel to be filled in as attached.

2.
One (1) original Certified True Copies of the Articles of Incorporation and By-laws the Sellers.

3.
One (1) original Certified True Copy (certified by the Secretary of the selling company) of the Meeting Minutes of the Board of Directors of Sellers, authorising the sale of the Vessel to the Buyers and authorising the issuance of Power of Attorney to a specific person or persons for the signing of the M.O.A., (a) Bill of Sale, (b) the Protocol of Delivery and (c) any other delivery documents required under the Memorandum of Agreement or described in this Addendum, or otherwise necessary or convenient for the purpose of concluding the sale. Such document to be acknowledged as required by Liberian law in the presence of the Special Agent of Liberia, at Piraeus.

4.
One (1) original Certificate of Extract of Shareholder's Resolution approving the sale of the Vessel certified by the Secretary of the selling company. Such document to be acknowledged as required by Liberian law in the presence of the Special Agent of Liberia, at Piraeus.

5.
Power of Attorney of the Sellers in favour of party or parties signing the M.O.A., Bill of Sale, etc. Such document to be acknowledged as required by Liberian law in the presence of the Special Agent of Liberia, at Piraeus.

6.
Protocol of Delivery and Acceptance in duplicate.

7.
Commercial Invoice describing the Vessel, the date of the MOA and the purchase price and bunkers and lubricants price (in duplicate with supporting invoices).

8.
One (1) original Letter of Undertaking of Sellers to delete or transfer, as appropriate, the Vessel from the current Ship's Registry and to deliver to the Buyers a Certificate of Deletion (where required) within four (4) weeks after the date of delivery. Such deletion certificate to be dated the delivery date and provide that the Vessel on such date was free of encumbrances.

9.
One (1) copy each of Vessel's Certificate of Registry (evidencing ownership of the Vessel by the Sellers), international Tonnage Certificate (evidencing, inter alia, Vessel's GRT, NRT and BHP), Safety Radio Certificate, Safety Construction Certificate, Safety Equipment Certificate and Loadline Certificate.

10.
One (1) original Confirmation of Class in format as decided by Class issued within (2) New York and London banking days prior to the expected date of delivery, confirming the vessel is in Class without outstanding recommendations affecting class (unless otherwise mutually agreed).

11.
Certificate of Corporation Good Standing of the Seller issued through LISCR, Piraeus office.

12.
Seller's confirmation that, to the best of their knowledge the Vessel:

(i)
has not sustained grounding damage to her underwater parts since her most recent drydocking,

(ii)
is not blacklisted by the United States of America or any government, state, country or political sub-division thereof.

13.
(In relation to the Liberian flag vessels). Transcript of Ships' Registry issued by the Liberian Ships' Registry dated the delivery date and confirming that the vessel is owned by the respective Selling Company and that it is free from mortgages or other registered encumbrances.

  (In relation to the Greek flag vessels). Certificates issued by the Piraeus Registrar of Ship's dated not prior than one (1) business day prior to the date of delivery and confirming that the vessel (a) is owned by the respective selling company and (b) is free from mortgages or other registered encumbrances with the exception of any mortgages which appear as a matter of record against the vessel. Such certificate to be given together with the Notarial deed relating to mortgagees' consent for the discharge of the mortgage which will be filed with the Piraeus Ships' Registry at closing and together with copy of the pertinent application to the Piraeus Ships Registry both being pre-cleared with the Piraeus Ships Registrar.

14.
Certificate of Incumbency acknowledged as required by Liberian law in the presence of the Special Agent of Liberia, at Piraeus.

DOCUMENTS TO BE DELIVERED BY THE BUYERS

1.
Resolution of the Board of Managers certified by the corporate Secretary and authenticated by a Notary Public and legalised by apostille:

(i)
Approving and ratifying the execution of the Memorandum of Agreements to purchase the vessel from the Seller; and

(ii)
Authorising a Manager or any attorney-in-fact to accept the Bill of Sale and execute the (a) Protocol of Delivery, (b) instructions to the Seller's bank to pay the ten percent contract deposit to the order of the Seller and (c) any other delivery documents required pursuant to the MOA or described in this schedule or otherwise necessary or convenient to conclude the purchase of the vessel; and

(iii)
Authorising a Manager or any attorney in fact to document the Vessel under the laws of the respective new flag of the Vessel.

2.
Power of Attorney duly authenticated by a Notary Public and legalised by apostille.

3.
Good Standing Certificate of the Buyers.

4.
Instructions to the Sellers' bank authorising the release of the ten percent deposit to the order of the Sellers and any accrued interest to the order of the Buyers.

5.
Payment confirmation of balance of (i) 90% purchase price and (ii) bunkers and lubricants.

6.
Certificate of Incumbency to be authenticated by apostille.

        Any and all Documents in a language other than English should be submitted to the Buyers together with an authenticated translation of same into English.

        The Sellers will arrange to have the Bill of Sale authenticated in a form acceptable to the flag of the Vessel.

Dated as of 23rd January 2003

For and on behalf of the Sellers METROSTAR MANAGEMENT CORP.	For and on behalf of the Buyers GENERAL MARITIME CORPORATION
/s/ ACHILLEAS STERGIOU	/s/ PETER C. GEORGIOPOULOS
Name: Achilleas Stergiou Title: President	Name: Peter C. Georgiopoulos Title: President

ADDITIONAL CAUSE:

        M.T. "CRUDE TRAVELLER"—it is acknowledged that there are outstanding class items (i.e. recommendations for works at dry docking, which the Buyers agree to take over.

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ADDENDUM A TO MASTER AGREEMENT DATED 23RD JANUARY 2003